FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY INVESTS IN
LEADING AFTERMARKET DISTRIBUTOR IN AUSTRALASIA

- Enters into Agreement with Exego Group -

Atlanta, Georgia, September 26, 2011 — Genuine Parts Company (NYSE: GPC) and the Exego Group (“Exego”) announced today that they have entered into a definitive strategic agreement whereby Exego will issue new shares to Genuine Parts Company, representing a 30% stake in Exego for approximately $150 million (US$) in cash. Exego, headquartered in Melbourne, Australia, is a leading aftermarket distributor of automotive replacement parts and accessories in Australasia, with annual revenues of approximately $1 billion (US$) and a company-owned store footprint of more than 430 locations across Australia and New Zealand. Subject to regulatory approvals, the effective date of the investment is expected to be on or around December 1, 2011.

Genuine Parts Company will have the option to acquire the remaining shares of the Exego Group at a later date, subject to Exego meeting certain earnings thresholds.

Thomas C. Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company, stated, “With this investment, Genuine Parts is well positioned to participate in the significant long-term growth opportunities in the Australasian aftermarket and the potential for targeted growth in Asia. Utilizing an initial minority investment in Exego, we are able to align ourselves with a company that has a leading market position and a long and successful history approaching almost 90 years in the automotive business. Exego is a familiar partner to us, as we have had the benefit of an informal relationship with their team for the last twenty years. The structure of this agreement will truly benefit our shareholders over the long-term and allow us to participate in one of the fastest growing automotive aftermarkets in the world in a disciplined manner.”

The Exego Group Managing Director, John Moller, said, “We have built a long-standing relationship with GPC and its NAPA group over the past twenty years and we are excited about the expertise and experience we can share between our businesses. NAPA’s broad range of automotive products and strong focus on providing value to its customers align very well with the Exego Group. Genuine Parts Company is a natural long-term owner with a commitment to growth in this industry, and we intend to use the injected funds to pursue this objective.”

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s and Exego’s products and services, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit, foreign exchange and international markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in vendors’ operations, competitive product, service and pricing pressures, the Company’s and Exego’s ability to successfully implement their respective business strategies, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2010 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, Form 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2010 revenues of $11.2 billion.

About Exego Group

Exego Group is the largest automotive aftermarket parts supplier in Australia and New Zealand; reselling and distributing automotive replacement parts, accessories, and related automotive tools and equipment through a network of more than 430 stores and a team of more than 3,800 dedicated staff. The company services both commercial and retail customers (commercial revenue represents about 66% of total revenue).

Exego Group can trace its origins back to 1922. Its predecessor businesses first began supplying automotive parts and equipment to trade customers in 1926 and entered the New Zealand market in the early 1980s. With over 80 years of operational experience, Exego Group brands are synonymous with automotive aftermarket products and have a high level of brand recognition amongst its commercial and retail customers in Australia and New Zealand, with more than 175,000 SKUs in its product range and more than 36,000 commercial customers. Due to its market leadership and scale, Exego Group has underlying competitive advantages in branding, procurement (buying power) and logistics.